UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 28, 2005

American Financial Realty Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-31678	020604479
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1725 The Fairway, Jenkintown, Pennsylvania		19046
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	215-887-2280

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On March 28, 2005, our operating partnership entered into an employment agreement with Robert Patterson, who commenced employment with the Registrant on March 22, 2005 as Senior Vice President - Acquisitions. The employment agreement is for a three year term and it provides for a base salary of $232,000. This base salary will increase on January 1, 2006 and on each January 1 thereafter at a minimum equal to the increase in the Consumer Price Index. The employment agreement also provides that Mr. Patterson is eligible to receive annual bonuses under our approved bonus plans. Based on the level of achievement of certain personal and corporate performance goals, for 2005 Mr. Patterson is eligible for a bonus of 50%, 100% or 135% of his prorated base salary. Subject to approval by our Compensation Committee, it has been recommended that Mr. Patterson be granted an award of 16,700 restricted common shares on April 15, 2005 and 32,500 restricted common shares in January 2006. If Mr. Patterson is employed by us in January 2006, 50% of the January 2006 award will be granted as base incentive compensation and the remaining shares will be granted based on achievement of certain personal and corporate performance goals as set out in our bonus plan.

The employment agreement provides that Mr. Patterson devote substantially all of his business time to our operations. At the end of the three year term, the employment agreement automatically extends for additional one year periods unless either party terminates the agreement not later than 60 days prior to expiration thereof. The employment agreement permits us to terminate Mr. Patterson's employment with appropriate notice for or without "cause" (as defined in the employment agreement).

The employment agreement provides that Mr. Patterson will be eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan to the same extent as other similarly situated employees, and such other benefits as are commensurate with his position. Participation in employee plans will be subject to the terms of said benefit plans as in effect from time to time.

If Mr. Patterson's employment ends for any reason, we will pay accrued salary, bonuses and incentive payments already determined, and other existing obligations. In addition, if we terminate Mr. Patterson's employment without cause, we will be obligated to pay (i) a lump sum payment of severance equal to the salary and guaranteed bonus payable under the employment agreement for a severance period equal to the greater of the remaining term of the employment agreement or 12 months, with an offset for salaries earned from other employment for periods after the first 24 months, (ii) the incentive bonus prorated for the year in which termination occurred, (iii) payment of premiums for group health coverage during the applicable severance period, and (iv) certain other benefits as provided for in the employment agreement. Additionally, except as described below, in the event of a termination by us for any reason other than for cause, all restricted shares granted to Mr. Patterson will become fully vested.

Upon a change of control (as defined in the employment agreement), Mr. Patterson will become fully vested in his outstanding restricted shares. If payments become due as a result of a change in control and the excise tax imposed by Internal Revenue Code Section 4999 applies, the terms of the employment agreement require us to gross up Mr. Patterson for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

For a 24 month period after termination of Mr. Patterson's employment for any reason other than termination by us without cause, Mr. Patterson has agreed to not compete with us by working with or investing in (subject to certain limited exceptions) any enterprise engaged in a business substantially similar to our business during the period of Mr. Patterson's employment with us. Mr. Patterson will not be subject to these restrictions for greater than the severance period if his employment is terminated by us without cause.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Financial Realty Trust

March 31, 2005	By:	Edward J. Matey Jr.

Name: Edward J. Matey Jr.
Title: Senior Vice President and General Counsel